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                                                                Exhibit 99(d)(8)


                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         This First Amendment to Agreement and Plan of Merger (this "Amendment") is entered into as of this 13th day of August, 2003, by and among Comshare, Incorporated, a Michigan corporation (the "Company"), Geac Computer Corporation Limited, a corporation governed by the Canada Business Corporations Act ("Parent"), and Conductor Acquisition Corp., a Michigan corporation and an indirect wholly owned subsidiary of Parent ("Merger Subsidiary").

         WHEREAS, the Company, Parent and Merger Subsidiary are parties to an Agreement and Plan of Merger dated June 22, 2003 (the "Merger Agreement");

         WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement;

         WHEREAS, pursuant to the Merger Agreement, Merger Subsidiary has purchased approximately 9,745,362 Shares, representing 89.87 % of the Shares outstanding on the date hereof;

         WHEREAS, the parties wish to amend the Merger Agreement to facilitate the exercise by Merger Subsidiary of the Top-Up Option and the subsequent Merger;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

         1.       Amendment.

         Section 2.04 (a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

         "(a) The Company hereby grants to the Merger Subsidiary an irrevocable option (the "Top-Up Option"), such Top-Up Option to be exercisable only on or after the Determination Time, to purchase up to a number of Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned by the Merger Subsidiary at the time of such exercise, shall constitute one share more than 90% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares and the exercise of all outstanding exercisable options to purchase Shares with an exercise price less than the Offer Price), at a price per share equal to the Offer Price; provided, however, that the Top-Up Option shall not be exercisable unless immediately after such exercise the Merger Subsidiary would own more than 90% of the Shares then outstanding (assuming the issuance of the Top-Up Option Shares but assuming no exercise of any other outstanding option to purchase Shares); and provided, further, that in no event shall the Top-Up Option be exercisable for a number of shares in excess of the Company's then authorized but unissued Shares (giving effect to Shares reserved for issuance under Stock Options as though they were outstanding)."





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         Section 2.04 (b) of the Merger Agreement is hereby amended and restated
in its entirety to read as follows:

         "(b) The Merger Subsidiary may exercise the Top-Up Option, in whole or in part, on more than one occasion from time to time, after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date. The "Top-Up Termination Date" will occur upon the earliest to occur of the following: (i) the Effective Time; (ii) the termination of this Agreement pursuant to its terms, (iii) ten (10) business days after the occurrence of a Top-Up Exercise Event, unless Merger Subsidiary has notified the Company of its intent to exercise in whole or in part the Top-Up Option in accordance with the terms and conditions of this Agreement; and (iv) ten (10) business days after the then most recent Top-Up Response Date (as defined below) unless a Top-Up Closing (as defined below) has previously occurred."

         2. Effect on Merger Agreement. Except as modified hereby, the Merger Agreement shall remain in full force and effect.

         3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of Michigan (regardless of the laws that might be applicable under principles of conflicts of law).

         4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the undersigned have executed this First Amendment to the Merger Agreement as of the day and year first above written.



                                        COMSHARE, INCORPORATED


                                        By: /s/ Brian Jarzynski
                                            ------------------------------------
                                        Name: Brian Jarzynski
                                        Title: Senior Vice President & Chief
                                        Financial Officer


                                        GEAC COMPUTER CORPORATION LIMITED


                                        By: /s/ Craig C. Thorburn
                                            ------------------------------------
                                        Name: Craig C. Thorburn
                                        Title: Senior Vice President, Mergers &
                                        Acquisitions, and Corporate Secretary


                                        CONDUCTOR ACQUISITION CORP.


                                        By: /s/ Craig C. Thorburn
                                            ------------------------------------
                                        Name: Craig C. Thorburn
                                        Title: Vice President